Exhibit 99.B(d)(20)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brigade Capital Management, LP

As of March 31, 2009, as amended December 5, 2018 and April 15, 2024

SEI INSTITUTIONAL INVESTMENTS TRUST

High Yield Bond Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brigade Capital Management, LP

As of March 31, 2009, as amended December 5, 2018 and April 15, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

High Yield Bond Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Brigade Capital Management, LP

By:	/s/ James Smigiel	By:	/s/ Aaron Daniels

Name:	James Smigiel	Name:	Aaron Daniels

Title:	Chief Investment Officer	Title:	GC/CCO

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